UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 2, 2020

NUTANIX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37883	27-0989767
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1740 Technology Drive, Suite 150
San Jose, California 95110
(Address of principal executive offices, including zip code)

(408) 216-8360
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.000025 par value per share	NTNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Changes to Compensatory Arrangements of Named Executive Officers
On October 2, 2020, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Nutanix, Inc. (the “Company”) approved certain changes to the Company’s compensation arrangements with its named executive officers (collectively, the "Named Executive Officers"): Dheeraj Pandey, the Company's Chief Executive Officer and Chairman; Duston Williams, the Company’s Chief Financial Officer; David Sangster, the Company’s Chief Operating Officer; Tarkan Maner, the Company's Chief Commercial Officer; and Tyler Wall, the Company’s Chief Legal Officer.
Annual Base Salaries
The Committee resolved to make no changes to the annual base salaries of the Named Executive Officers.
Executive Incentive Compensation Plan – FY 2021 Target Awards
The Named Executive Officers will continue to participate in the Company's Executive Incentive Compensation Plan at the following target awards for the Company's fiscal year ending July 31, 2021 (“FY 2021”):

Named Executive Officer	Target Award	Equivalent Dollar Amount*
Dheeraj Pandey	120% of annual base salary	$600,000
Tarkan Maner	100% of annual base salary	$450,000
Duston Williams	75% of annual base salary	$356,250
David Sangster	75% of annual base salary	$356,250
Tyler Wall	60% of annual base salary	$255,000
* The equivalent dollar amounts are calculated based upon the applicable Named Executive Officer’s annual base salary in effect as of October 2, 2020.
Grants of Restricted Stock Units
In addition, the following Named Executive Officers each received the following grants of restricted stock units (“RSUs”), pursuant to and subject to the Company’s 2016 Equity Incentive Plan:

Named Executive Officer	RSUs Granted
Duston Williams	235,747
David Sangster	188,598
Tyler Wall	103,729
Each RSU represents a contingent right to receive share of the Company’s Class A common stock, par value $0.000025 per share, upon vesting. The RSUs will vest in 16 equal quarterly installments, with the first of such quarterly installments to vest on December 15, 2020, subject to the applicable Named Executive Officer’s continuous service to the Company through the applicable vesting date.
Executive Severance Policy
On October 2, 2020, the Compensation Committee also adopted and approved the Executive Severance Policy (the “Severance Policy”) under which any U.S. employee with the title of executive vice president or senior vice president or who is an officer within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (a “Section 16 Officer”), including any Named Executive Officer other than the Company’s Chief Executive Officer (each such employee, an “Eligible Employee”), is eligible to receive cash and benefit continuation severance benefits.

Under the Severance Policy, if an Eligible Employee’s employment is terminated by the Company for a reason other than cause, death or disability, or resigns on account of a constructive termination (as such terms are defined in the Severance Policy), then, subject to a release requirement, the Eligible Employee will be entitled to receive the following severance benefits:
•A lump-sum payment (less applicable withholdings) of the Eligible Employee’s base salary equal to 75% in the case of an Eligible Employee with the title of executive vice president (a “Tier 1 Employee”) or 50% in the case of an Eligible Employee with the title of senior vice president or who is a Section 16 Officer but not an executive vice president (a “Tier 2 Employee”); and
•Payment for or reimbursement of continued health coverage required under applicable law for the Eligible Employee and any eligible dependents that were covered under the Company’s health care plans immediately prior to the termination date, for up to nine (9) months in the case of a Tier 1 Employee or six (6) months in the case of a Tier 2 Employee.
The Severance Policy supersedes any cash-based severance unrelated to a change of control (as defined in the Severance Policy) set forth in any offer letter or employment agreement entered into between the Company and the Eligible Employee. An Eligible Employee must sign a participation agreement to be eligible for benefits under the Severance Policy.
Participation in the Severance Policy does not impact an Eligible Employee’s participation in the Company’s Change of Control and Severance Policy (the “COC Policy”). However, if an Eligible Employee is eligible for benefits upon a termination of employment under the COC Policy, then he or she will not receive any benefits under the Severance Policy. Further, if an Eligible Employee becomes eligible for benefits under the COC Policy only after he or she has been provided benefits under the Severance Policy, then any benefits for which such Eligible Employee becomes eligible under the COC Policy will be automatically reduced by any benefits provided under the Severance Policy.
Subject to earlier termination in accordance with the terms and conditions of the Severance Policy, the Severance Policy will automatically terminate upon a change of control.
The foregoing description of the Severance Policy is qualified in its entirety by reference to the form of the Severance Policy, which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Executive Severance Policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTANIX, INC.

Date: October 8, 2020	By:	/s/ Duston M. Williams
Duston M. Williams
Chief Financial Officer
(Principal Financial Officer)